The Mexico Fund, Inc.

Monthly Summary Report
October 2011

Prepared By:
Impulsora del Fondo México, sc
Investment Adviser to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

			October 31, 2011

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$339.05	$314.59	$395.34

NAV per share	$25.37	$23.54	$29.50

Closing price NYSE2	$23.53	$21.70	$26.87

% Premium (Discount)	(7.25%)	(7.82%)	(8.92%)

Shares traded per month2 (composite figures)	619,900	598,665	989,955

Outstanding shares3	13,362,586	13,362,586	13,401,745

Shares on Short Interest Position2	19,201	32,092	11,338

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	12.61%	-9.60%	-12.11%	-1.50%

NAV per share	11.60%	-12.11%	-15.16%	-4.34%

Bolsa Index	12.34%	-11.71%	-15.77%	-6.00%

MSCI Mexico Index	12.76%	-9.33%	-12.79%	-4.17%

	2 Years	3 Years	5 Years	10 Years

Market price	45.45%	116.58%	30.75%	357.78%

NAV per share	34.00%	89.77%	19.53%	339.73%

Bolsa Index	24.77%	68.39%	26.49%	352.64%

MSCI Mexico Index	26.21%	73.68%	16.26%	279.67%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During October 2011, the Fund did not repurchase any of its own shares in the open market.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	36,159.99	33,503.28	35,568.22

Daily avg. of million shares traded	374.5	333.0	284.2

Valuation Ratios6: P/E	19.79	18.72	21.98

P/BV	2.64	2.58	3.10

EV/EBITDA	8.34	7.98	9.08

Market capitalization (billion US$)	$475.26	$424.28	$483.77

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7

One month	4.36%	4.23%	4.03%

Six months	4.43%	4.37%	4.55%

One year	4.40%	4.45%	4.65%

Long-term Bonds

Three years	4.66%	4.74%	5.04%

Five years	5.11%	N.A.	5.53%

Ten years	6.85%	N.A.	N.A.

20 years	7.48%	N.A.	6.71%

30 years	N.A.	7.93%	7.03%

Currency Market8

Exchange Rate (Ps/US$)		Ps. 13.8973	Ps. 12.3449

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month

Consumer Price Index9 (CPI)	0.25%	1.19%	3.14%

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5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

V.  Economic Comments.

According to results of the monthly poll conducted during October 2011 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.72% during 2011 and 3.24% during 2012. The inflation rate is estimated by analysts to be 3.30% for 2011 and 3.63% for 2012. The exchange rate of the peso against the dollar is expected to end 2011 at Ps. 12.96 and at Ps. 12.82 towards the end of 2012, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.34% and 4.41% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI.  Portfolio of Investments As of October 31, 2011 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 92.24%	Value	Net Assets
	Airports
1,000,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$5,743,089	1.69%

	Beverages
1,865,000	Arca Continental, S.A.B. de C.V.	8,827,939	2.60
540,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	4,861,808	1.43
4,800,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	32,139,727	9.48
1,000,000	Grupo Modelo, S.A.B. de C.V. Series C	6,328,033	1.87
		52,157,507	15.38
	Building Materials
20,888,400	Cemex, S.A.B. de C.V. Series CPO	9,073,955	2.68

	Chemical Products
3,000,000	Mexichem, S.A.B. de C.V.	10,304,306	3.04

	Construction and Infrastructure
2,200,000	Empresas ICA, S.A.B. de C.V.	2,936,255	0.87

	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	12,493,091	3.68

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	3,280,930	0.97
2,700,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	9,203,098	2.71
		12,484,028	3.68
	Food
5,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	10,264,610	3.03

	Health Care
3,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	6,239,655	1.84

	Holding Companies
1,000,000	Alfa, S.A.B. de C.V. Series A	11,630,729	3.43
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	4,175,064	1.23
		15,805,793	4.66
	Media
3,700,000	Grupo Televisa, S.A.B. Series CPO	15,787,428	4.66

	Mining
4,700,000	Grupo México, S.A.B. de C.V. Series B	13,028,079	3.84
270,000	Industrias Peñoles, S.A.B. de C.V.	10,839,271	3.20
		23,867,350	7.04
	Retail
104,500	First Cash Financial Services, Inc.	4,336,785	1.28
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	4,803,883	1.42
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	11,053,424	3.26
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	32,936,615	9.71
		53,130,707	15.67

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Steel
187,700	Ternium, S.A.	4,606,148	1.36

	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	5,220,009	1.54

	Telecommunications Services
57,010,000	América Móvil, S.A.B. de C.V. Series L	72,630,459	21.42

	Total Common Stock	$312,744,390	92.24%

Securities	SHORT-TERM SECURITIES – 7.21%
Principal Amount
	Repurchase Agreements
$23,403,843	BBVA Bancomer, S.A., 4.36%, dated 10/31/11, due 11/01/11 repurchase price $23,406,677 collateralized by Bonos del Gobierno Federal.	$23,403,843	6.90%
	Time Deposits
	Comerica Bank, 0.06%, dated 10/31/11, due 11/01/11	1,051,685	0.31
	Total Short-Term Securities	24,455,528	7.21
	Total Investments	337,199,918	99.45
	Liabilities in Excess of Other Assets	1,849,995	0.55
	Net Assets Equivalent to $25.37 per share on 13,362,856 shares of capital stock outstanding	$339,049,913	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)